EXHIBIT 99.1

EPL Announces Second Quarter and First Half Results for 2013

Record Oil Production Drives 2Q13 EBITDAX to $132 million

Increasing 2013 Production and EBITDAX Guidance & Raising 2013 Capex Budget

HOUSTON, Aug. 1, 2013 (GLOBE NEWSWIRE) -- EPL Oil & Gas, Inc. (EPL or the Company) (NYSE:EPL) today reported financial and operational results for the second quarter and first half of 2013.

Highlights

  2Q13 EBITDAX rose 84% versus 2Q12 to $131.6 million and adjusted non-GAAP net income of $35.8 million ($0.91 per diluted share) respectively (see reconciliation of EBITDAX and adjusted non-GAAP net income in the tables)
  2Q13 discretionary cash flow was $121.6 million, or $3.09 per share (see reconciliation of discretionary cash flow in the tables)
  2Q13 oil production at 17,851 Bbls of oil per day, in the upper end of Company guidance and new Company record high (83% higher than 2Q12)
  2Q13 total production at 23,940 Bbls of oil equivalent per day, above Company guidance (91% higher than 2Q12)
  Solid first half production performance and ramp up of production expected in 2H13 leads to increased annual oil production guidance to between 17,750 and 18,750 Bbls per day (up from 17,000 to 18,500 Bbls per day)
  EBITDAX guidance range increased to between $500 million and $550 million (up from $475 million to $525 million)
  1H13 Capital expenditures of $170 million; 25 successful projects to date (83% success rate)
  Expanding 2013 capital budget to $330 million (up from $300 million) to accommodate additional oil weighted development projects, expected to drive oil production momentum for year-end 2013 into 2014
  Continued focus on free cash flow with midpoint of guidance at $105 million, supported by a strong oil hedge position
  Low leverage and growing liquidity: current net debt to projected 2013 EBITDAX estimated at 1.2x; liquidity in the form of cash plus undrawn revolver availability estimated at $315 million
  Expanded share repurchase program from $40 million to $80 million; to date the Company has spent $29.7 million repurchasing shares (1,799,000 total shares repurchased, with 333,700 of those shares repurchased during 2Q13)

Financial Results

Revenue for the second quarter and first half of 2013 was $184.1 million and $366.4 million, respectively. Revenue for the second quarter and first half of 2013 both increased 85% versus prior periods, driven by higher realized oil production from the Company's oil-weighted acquisitions and organic exploitation projects.

For the second quarter of 2013, EPL reported net income to common stockholders of $69.6 million, or $1.75 per diluted share, compared to net income of $35.4 million, or $0.90 per diluted share for the same period a year ago. The net income for the quarter included $26.9 million total gains on sale of assets, mainly comprised of the previously announced divestiture of non-operated Bay Marchand assets. Net income for the second quarter of 2013 also included $34.7 million of non-cash unrealized gains on derivative instruments and $8.4 million of non-cash costs attributable to a small gas field impairment, dry hole costs and loss on abandonment activities. Excluding the impact of these items, EPL's adjusted second quarter net income, a non-GAAP measure, would have been $35.8 million, or $0.91 per diluted share, compared to $21.4 million, or $0.55 per diluted share, for the same period a year ago.

For the six months ended June 30, 2013, net income was $98.6 million, or $2.48 per diluted share, compared to net income of $36.9 million, or $0.94 per diluted share for the same period a year ago. Net income for the first half of 2013 included $26.9 million total gains on sale of assets, $27.3 million of non-cash unrealized gains on derivative instruments and $11.3 million of non-cash costs attributable to property impairments of small gas fields, dry hole costs and loss on abandonment activities. Excluding the impact of these items, EPL's adjusted net income for the first half of 2013, a non-GAAP measure, would have been net income of $71.3 million, or $1.82 per diluted share compared to $36.5 million, or $0.93 per diluted share, for the same period a year ago.

For the second quarter of 2013, EBITDAX was $131.6 million and discretionary cash flow was $121.6 million, or $3.09 per share (see reconciliation of EBITDAX and discretionary cash flow in the tables). Cash flow from operating activities in the second quarter of 2013 was $114.2 million, compared with cash flow from operating activities of $51.1 million in the same quarter a year ago.

For the first half of 2013, EBITDAX was $255.2 million and discretionary cash flow was $235.0 million, or $5.98 per share (see reconciliation of EBITDAX and discretionary cash flow in the tables). Cash flow from operating activities in the first half of 2013 was $192.5 million compared to $108.2 million in 2012.

Gary C. Hanna, the Company's Chairman, President and CEO, stated, "We remain focused on achieving organic growth in terms of production, reserves, and inventory expansion from our high quality acreage. The integration of the Hilcorp acquisition is behind us and our total company assets are performing even better than we anticipated. We are raising our 2013 annual production, EBITDAX and capital budget guidance as we expect to ramp up oil production and maintain high activity levels throughout the remainder of this year. With our growing liquidity and continued free cash flow generation, we are squarely focused on executing our balanced acquire and exploit strategy.

"We are working the reprocessed seismic over our new Hilcorp properties, which started coming in-house late second quarter. Our initial review of the high quality data and ongoing field studies focused at Ship Shoal 208 and South Pass 78 is encouraging. We have already seen our total company drilling inventory in the shallow depths expand to 79 projects, up 36%, and we are confident that we are just scratching the surface."

Production and Price Realizations

Oil production for the second quarter of 2013 averaged 17,851 Barrels (Bbls) per day, which was at the high end of the Company's guidance range and a new record high for the Company. Oil production volumes were 83% higher than in the comparable quarter last year, primarily as a result of organic oil production growth within EPL's existing core fields and the recent Hilcorp acquisition of oil-weighted properties that closed late last year.

Natural gas production averaged 36.5 million cubic feet (Mmcf) per day in the second quarter of 2013, which was above the Company's guidance range. EPL has continued its focus on oil development opportunities that have higher revenue generation potential than natural gas. With minimal expenditures, the Company has realized solid performance from its natural gas assets during the first half of this year.

Price realizations for the second quarter of 2013, all of which are stated before the impact of derivative instruments, averaged $107.34 per barrel for crude oil and $4.04 per thousand cubic feet (Mcf) of natural gas, compared to $110.33 per barrel of crude oil and $2.29 per Mcf of natural gas in the same quarter a year ago. The Company's crude oil is advantaged by receiving Heavy Louisiana Sweet and Light Louisiana Sweet crude oil basis differentials.

Oil production for the first half of 2013 averaged 17,591 Bbls per day, which was 84% higher than the comparable period a year ago. Natural gas production averaged 34.4 Mmcf per day, compared to 15.8 Mmcf per day for the first half of 2012. Price realizations, all of which are stated before the impact of derivative instruments, averaged $109.60 per barrel for crude oil and $3.86 per Mcf of natural gas in the first half of 2013, compared to $112.54 per barrel of crude oil and $2.38 per Mcf of natural gas in the same period a year ago.

Operating Expenses

Lease operating expenses (LOE) for the second quarter of 2013 totaled $42.8 million, including approximately $4.5 million of non-routine workover expenses. The necessary expense workovers contributed to the record oil production for the quarter, providing a restored initial rate of 150 Bbls of oil per day. General and administrative (G&A) expenses were $7.4 million during the second quarter of 2013. Reported G&A expenses include non-cash stock based compensation recorded during the quarter of $1.8 million.

LOE for the first half of 2013 totaled $84.4 million, while G&A expenses were $14.5 million for the same period. Reported G&A expenses for the first half of 2013 include non-cash stock based compensation of $3.4 million. Reported LOE and G&A increased over the same periods a year ago mainly due to property acquisitions.

Capital Expenditures and P&A Operations

During the first half of 2013, costs incurred for development and exploration activities totaled approximately $169.3 million, which combined with $1.2 million spent on seismic purchases, resulted in a total expenditure of $170.5 million. So far to date this year, the Company has conducted 30 operations, including 9 successful sidetracks and drillwells and 16 successful workover and well reactivations, with an overall 83% success rate. Additionally, EPL was recently informed that it has been awarded all 5 leases (13,892 acres for a total of approximately $2.1 million) it was high bidder on during the most recent Gulf of Mexico shelf leasehold sale. Over the last two years, EPL has purchased approximately 41,000 acres of leasehold that has enhanced the acreage position surrounding its prolific core field areas.

The Company has increased its 2013 capital budget to total approximately $330 million from $300 million in order to accommodate additional development activities in the later part of the year. The 2013 expanded budget includes approximately 60 development and exploration projects intended to drive production growth and organic reserve replacement. Development and infield exploration spending is budgeted primarily in the West Delta, East Bay, South Timbalier, and Ship Shoal core field areas. The Company has continued its active drilling program with five rigs currently working within its core field areas. EPL has secured the barge, hydraulic workover and jack-up rigs necessary to execute its capital program for 2013. In addition, EPL has expanded its budget for plugging and abandonment and other decommissioning activities to approximately $45 million from $30 million, to accommodate more wells and platform work than originally planned. The Company spent approximately $26.8 million in the first half of 2013 on these activities.

Liquidity and Capital Resources

As of June 30, 2013, the Company had cash on hand of $55.6 million and long-term restricted cash of $6.0 million. The Company recently completed its semi-annual redetermination under its $750 million credit facility and the borrowing base was reaffirmed at $425 million. During the second quarter, EPL reduced its borrowings under its credit facility from $185 million to $165 million. As previously announced in April 2013, EPL sold certain shallow water Gulf of Mexico shelf oil and natural gas interests located within the non-operated Bay Marchand field to the property operator. The sale was comprised of $51.5 million in cash and the buyer's assumption of liabilities recorded on its balance sheet of $11.3 million resulting in total consideration of $62.8 million, subject to customary adjustments to reflect the January 1, 2013 economic effective date. From time to time, EPL may decide to divest of certain assets that do not meet its capital expenditure risk, rate of return, operational control or other criteria in an effort to high-grade its overall portfolio of assets.

EPL's current liquidity, in the form of cash plus undrawn revolver availability is approximately $315 million. Based on the solid performance of its assets, EPL has increased its 2013 EBITDAX range to $500 million to $550 million versus previous guidance of $475 million to $525 million. EPL's current leverage remains low, estimated at 1.2x net debt to projected 2013 EBITDAX using the midpoint of the guidance. (See the guidance section contained in this press release and the discussion of EBITDAX in the tables).

2013 and 2014 Hedge Position

The Company has layered in downside protection to protect its cash flow in the form of swaps and collars for 2013, and recently added to its hedge position in 2014 using Brent swaps. For full year 2013, EPL has a total of 11,157 Bbls of oil per day hedged, the majority of which is hedged using Brent swaps at a fixed price averaging $106.01 per Bbl. For full year 2014, EPL has a total of 10,500 Bbls of oil per day hedged, all of which is hedged using Brent swaps at a fixed price averaging $100.94 per Bbl. For full year 2013, EPL has a total of 9,562 Mcf per day of gas hedged, all of which is hedged using swaps at a fixed price averaging $3.51 per Mcf. For full year 2014, EPL has a total of 5,000 Mcf per day of gas hedged, all of which is hedged using swaps at a fixed price averaging $4.01 per Mcf.

Share Repurchase Program

EPL's Board of Directors has recently authorized an increase in its share repurchase program of EPL's outstanding common stock from $40 million to $80 million. Prior to the authorization the Company worked with its lending group to amend EPL's credit facility to accommodate the increased program. Under the program to date, the Company has repurchased 1,799,000 shares at an aggregate cash purchase price of approximately $29.7 million, including 333,700 shares purchased for approximately $9.6 million during 2013. These shares are held in treasury and could be used to provide available shares for possible resale in future public or private offerings and our employee benefit plans. The repurchases have been, and will be, carried out in accordance with certain volume, timing and price constraints imposed by the SEC's rules applicable to such transactions. The amount, timing and price of purchases otherwise depend on market conditions and other factors.

Third Quarter and Full Year 2013 Guidance

Hanna concluded, "Based on the solid performance of our organic asset base we are increasing our 2013 forecasted oil production to between 17,750 and 18,750 Bbls of oil per day. We are also increasing our total annual production to between 22,750 and 24,750 Bbls of oil equivalent per day. Given our outlook for second half of the year oil production growth, we are increasing our EBITDAX guidance range to between $500 million and $550 million using prevailing oil prices, with our free cash flow expected to be in excess of $100 million using the midpoint of our estimates."

ESTIMATED PRODUCTION & SWAP HEDGE VOLUMES
Net Production (per day)	3Q 2013	Full Year 2013
Oil, including NGLs (Bbls)	17,500 - 18,500	17,750 - 18,750
Natural gas (Mcf)	30,000 - 36,000	30,000 - 36,000
Boe	22,500 - 24,500	22,750 - 24,750
% Oil, including NGLs (using midpoint of guidance)	77%	77%

Swap Contracted Volume
Oil (barrels)	7,985	10,157
% of Oil swap contracted	46% - 43%	57% - 54%
% of Boe swap contracted	35% - 33%	45% - 41%
Average Swap Price Level	$104.72	$104.62
ESTIMATED EXPENSES (in Millions, unless otherwise noted)
Lease Operating (including energy insurance)	$ 37.0 - $ 42.0	$ 155 - $ 165
General & Administrative (cash and non-cash)	$ 7.0 - $ 7.5	$ 28.5 - $ 29.5
Taxes, other than on earnings (% of revenue)	1% - 3%	1% - 3%
Exploration Expense	$ 2 - $ 8	$ 12 - $ 20
DD&A ($/Boe), excluding accretion	$ 23.00 - $ 26.00	$ 23.00 - $ 26.00
Interest Expense (including amortization of discount and deferred financing costs)	$ 12.5 - $ 13.5	$ 51 - $ 53

ESTIMATED EBITDAX RANGE: $500 Million to $550 Million (Midpoint: $525 million)
ESTIMATED FREE CASH FLOW: $80 Million to $130 Million (Midpoint: $105 million)

Conference Call Information

EPL has scheduled a conference call for today, August 1, 2013, at 9:30 A.M. Central Time/10:30 A.M. Eastern Time to review results for the second quarter 2013 and to discuss its outlook for 2013. To participate in the EPL conference call, callers in the United States and Canada can dial (866) 845-8624 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 22236522.

The call will be available for replay beginning two hours after the call is completed through midnight of August 15, 2013. For callers in the United States and Canada, the toll-free number for the replay is (855) 859-2056. For international callers the number is (404) 537-3406. The Conference I.D. for all callers to access the replay is 22236522.

The conference call will be webcast live as well as for on-demand listening at the Company's website, www.eplweb.com. Listeners may access the call through the "Events and Webcasts" link in the Investor Relations section of the site.

Description of the Company

Founded in 1998, EPL is an independent oil and natural gas exploration and production company headquartered in Houston, Texas with an office in New Orleans, Louisiana. The Company's operations are concentrated in the U.S. Gulf of Mexico shelf, focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL.  Any statements included in this press release that address activities, events or developments that EPL "expects," "believes," "plans," "projects," "estimates" or "anticipates" will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; stock market conditions; the trading price of EPL's common stock; cash demands caused by planned and unplanned capital expenditures; changes in general economic conditions; uncertainties in reserve and production estimates, particularly with respect to internal estimates that are not prepared by independent reserve engineers; unanticipated recovery or production problems; changes in legislative and regulatory requirements concerning safety and the environment as they relate to operations; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; drilling and operating risks; our ability to replace oil and gas reserves; risks and liabilities associated with properties acquired in acquisitions; integration of acquired assets; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL's filings with the Securities and Exchange Commission. (http://www.sec.gov/)

EPL OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenue:
Oil and natural gas	$183,001	99,249	$363,985	198,021
Other	1,086	21	2,451	45
	184,087	99,270	366,436	198,066

Costs and expenses:
Lease operating	42,793	18,661	84,372	37,072
Transportation	693	99	1,343	250
Exploration expenditures and dry hole costs	6,530	2,587	8,463	16,896
Impairments	2,129	3,394	2,171	5,708
Depreciation, depletion and amortization	53,336	27,918	99,858	51,826
Accretion of liability for asset retirement obligations	6,166	3,411	12,198	6,559
General and administrative	7,409	5,654	14,501	10,998
Taxes, other than on earnings	2,739	2,904	5,599	6,645
Gain on sale of assets	(26,856)	-	(26,856)	-
Other	3,596	3,443	6,543	3,618
Total costs and expenses	98,535	68,071	208,192	139,572

Income from operations	85,552	31,199	158,244	58,494

Other income (expense):
Interest income	17	50	27	88
Interest expense	(13,098)	(5,093)	(26,193)	(9,967)
Gain on derivative instruments	36,930	30,305	22,979	10,243
	23,849	25,262	(3,187)	364

Income before income taxes	109,401	56,461	155,057	58,858
Provision for Income taxes:
Current	(50)	-	(150)	(300)
Deferred	(39,772)	(21,060)	(56,291)	(21,654)
Total provision for income taxes	(39,822)	(21,060)	(56,441)	(21,954)

Net income	$69,579	35,401	$98,616	36,904

Net income, as reported	$69,579	35,401	$98,616	36,904
Add back:
Unrealized gain due to the change in fair value of derivative instruments	(34,683)	(30,500)	(27,300)	(13,958)
Gain on sale of assets	(26,856)	-	(26,856)	-
Dry hole costs	3,778	1,536	3,691	4,173
Impairments	2,129	3,394	2,171	5,708
Loss on abandonment activities	2,460	3,233	5,420	3,401
Deduct:
Income tax adjustment for above items	19,355	8,332	15,606	252

Adjusted Non-GAAP net income	$35,762	21,396	$71,348	36,480

EBITDAX Reconciliation:

Net income, as reported	$69,579	35,401	$98,616	36,904
Add back:
Income taxes	39,822	21,060	56,441	21,954
Net interest expense	13,081	5,043	26,166	9,879
Depreciation, depletion, amortization and accretion	59,502	31,329	112,056	58,385
Impairments	2,129	3,394	2,171	5,708
Exploration expenditures and dry hole costs	6,530	2,587	8,463	16,896
Loss on abandonment activities	2,460	3,233	5,420	3,401
Gain on sale of assets	(26,856)	-	(26,856)	-
Less impact of:
Unrealized gain due to the change in fair value of derivative instruments	(34,683)	(30,500)	(27,300)	(13,958)

EBITDAX	$131,564	71,547	$255,177	139,169

Weighted average dilutive common shares outstanding	39,383	39,027	39,302	39,132

EBITDAX is defined as net income (loss) before income taxes, net interest expense, depreciation, depletion, amortization and accretion, impairments, exploration expenditures and dry hole costs, loss on abandonment activities, gain on sale of assets, loss on early extinguishment of debt and cumulative effect of change in accounting principle, and further deducts the unrealized gain or loss on our derivative instruments. We have reported EBITDAX because we believe EBITDAX is a measure commonly reported and widely used in our industry as an indicator of a company's ability to internally fund exploration and development activities and incur and service debt. EBITDAX is not a calculation based on generally accepted accounting principles (GAAP) in the United States and should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Investors should carefully consider the specific items included in our computation of EBITDAX. Investors should be cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. In addition, EBITDAX does not represent funds available for discretionary use.

EPL OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY
OPERATING ACTIVITIES
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Cash flows from operating activities:
Net income	$69,579	35,401	$98,616	36,904
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	53,336	27,918	99,858	51,826
Accretion of liability for asset retirement obligations	6,166	3,411	12,198	6,559
Unrealized gain on derivative contracts	(34,683)	(30,500)	(27,300)	(13,958)
Non-cash compensation	1,836	1,327	3,448	2,318
Deferred income taxes	39,772	21,060	56,291	21,654
Exploration expenditures	3,778	1,536	3,691	4,173
Impairments	2,129	3,394	2,171	5,708
Amortization of deferred financing costs and discount on debt	1,337	504	2,655	1,004
Gain on sale of assets	(26,856)	-	(26,856)	-
Other	2,460	3,233	5,420	3,401
Changes in operating assets and liabilities:
Trade accounts receivable	(3,787)	3,417	(10,260)	901
Prepaid expenses	(7,524)	(3,291)	(5,857)	1,820
Other assets	74	(74)	284	(78)
Accounts payable and accrued expenses	26,249	(5,950)	4,888	5,297
Asset retirement obligation settlements	(19,632)	(10,264)	(26,771)	(19,346)

Net cash provided by operating activities	$114,234	51,122	$192,476	108,183

Reconciliation of discretionary cash flow:
Net cash provided by operating activities	114,234	51,122	192,476	108,183
Changes in working capital	4,620	16,162	37,716	11,406
Non-cash exploration expenditures and impairments	(5,907)	(4,930)	(5,862)	(9,881)
Total exploration expenditures, dry hole costs and impairments	8,659	5,981	10,634	22,604
Discretionary cash flow	$121,606	68,335	$234,964	132,312

The table above reconciles discretionary cash flow to net cash provided by or used in operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management's belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by the Company may not be comparable in all instances to discretionary cash flow as reported by other companies.

EPL OIL & GAS, INC
SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

PRODUCTION AND PRICING
Net Production (per day):

Crude Oil (Bbls)	17,103	9,382	16,898	9,155
Natural Gas Liquids (Bbls)	748	386	693	422
Oil (Bbls)	17,851	9,768	17,591	9,577
Natural gas (Mcf)	36,534	16,658	34,352	15,804
Total (Boe)	23,940	12,544	23,316	12,211
Average Sales Prices:
Crude Oil (per Bbl)	$ 107.34	110.33	$ 109.60	112.54
Natural Gas Liquids (per Bbl)	36.70	45.02	38.28	47.56
Oil (per Bbl)	104.38	107.75	106.79	109.68
Natural gas (per Mcf)	4.04	2.29	3.86	2.38
Average (per Boe)	84.00	89.94	86.25	89.10
Oil and Natural Gas Revenues (in thousands):
Crude Oil	$ 167,056	94,198	$ 335,203	187,517
Natural Gas Liquids	2,500	1,581	4,800	3,659
Oil	169,556	95,779	340,003	191,176
Natural gas	13,445	3,470	23,982	6,845
Total	183,001	99,249	363,985	198,021

Impact of derivative instruments settled during the period(1):
Oil (per Bbl)	$ 1.74	(0.23)	$ (1.21)	(2.14)
Natural gas (per Mcf)	(0.17)	0.01	(0.08)	-

OPERATIONAL STATISTICS
Average Costs (per Boe):
Lease operating expense	$ 19.64	16.35	$ 19.99	16.68
Depreciation, depletion and amortization	24.48	24.46	23.66	23.32
Accretion expense	2.83	2.99	2.89	2.95
Taxes, other than on earnings	1.26	2.54	1.33	2.99
General and administrative	3.40	4.95	3.44	4.95

(1)The derivative amounts represent the realized portion of gains or losses on derivative instruments settled during the period which are included in Other income (expense) in the consolidated statements of operations.

EPL OIL & GAS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)
	June 30,	December 31,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$ 3,885	$ 1,521
Restricted cash	51,757	-
Trade accounts receivable - net	75,421	67,991
Fair value of commodity derivative instruments	10,758	3,302
Deferred tax asset	-	3,322
Prepaid expenses	15,730	9,873
Total current assets	157,551	86,009

Property and equipment	2,152,483	2,025,647
Less accumulated depreciation, depletion, amortization and impairments	(515,136)	(427,580)
Net property and equipment	1,637,347	1,598,067

Restricted cash	6,023	6,023
Fair value of commodity derivative instruments	7,600	211
Deferred financing costs --- net of accumulated amortization	11,564	12,386
Other assets	2,660	2,931
	$ 1,822,745	$ 1,705,627

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 32,985	$ 34,772
Accrued expenses	135,800	117,372
Asset retirement obligations	28,162	30,179
Fair value of commodity derivative instruments	1,208	10,026
Deferred tax liabilities	2,601	-
Total current liabilities	200,756	192,349

Long-term debt	661,106	689,911
Asset retirement obligations	199,005	204,931
Deferred tax liabilities	118,062	67,694
Fair value of commodity derivative instruments	-	3,637
Other	1,191	1,132
	1,180,120	1,159,654

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value per share. Authorized 1,000,000 shares; no shares issued and outstanding at June 30, 2013 and December 31, 2012	-	-
Common stock, $0.001 par value per share. Authorized 75,000,000 shares; shares issued 40,912,718 and 40,601,887 at June 30, 2013 and December 31, 2012, respectively; shares outstanding 39,202,605 and 39,103,203 at June 30, 2013 and December 31, 2012, respectively	40	40
Additional paid-in capital	514,410	510,469
Treasury stock, at cost, 1,710,113 and 1,498,684 shares at June 30, 2013 and December 31, 2012, respectively	(26,382)	(20,477)
Retained earnings	154,557	55,941
Total stockholders' equity	642,625	545,973
	$ 1,822,745	$ 1,705,627

CONTACT: Investors/Media
         T.J. Thom, Chief Financial Officer
         713-228-0711
         tthom@eplweb.com